Exhibit 2.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of September 2, 2009, by and between LEO PHARMA A/S (“Acquiror”), and the undersigned stockholder (“Stockholder”) of Peplin, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 9. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Acquiror, Plant Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, pursuant to which, subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly owned subsidiary of Acquiror.

WHEREAS, in the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive the consideration set forth in the Merger Agreement.

WHEREAS, Stockholder understands and acknowledges that the Company and Acquiror are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares.

(a) Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, assign, pledge, hypothecate, tender or otherwise dispose of, or encumber, the Subject Securities or any interest therein, or make any offer or enter into any agreement, arrangement or understanding providing for any of the foregoing, at any time prior to the Expiration Time; provided, however, that: (i) nothing contained herein will be deemed to restrict the ability of Stockholder (or shall require Stockholder) to exercise any Company Options and Other Rights (as defined in Section 4(a) below) held by Stockholder as long as the shares received pursuant to any such exercise will be treated as Subject Securities and will be subject to the terms and restrictions of this Agreement; and (ii) Stockholder may transfer Subject Securities (A) to any member of Stockholder’s family; (B) to a trust for the benefit of Stockholder or any member of Stockholder’s family for estate planning purposes; (C) to one or more partners, subsidiaries and entities that control, are controlled by or are under common control with, Stockholder; or (D) to a charitable organization qualified under Section 510(c)(3) of the Internal Revenue Code of 1986, as amended; provided, however, that any transfer referred to in clauses “(A),” “(B),” “(C)” and “(D)” shall be permitted only if, as a precondition to such transfer, the transferee agrees to be bound by the terms and conditions of this Agreement and execute a Voting Agreement in form identical to this Agreement.

(b) Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of any Subject Securities inconsistent with the terms of this Agreement. At all times commencing with the execution and delivery of this Agreement until the Expiration Time, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Subject Securities, deposit any of the Subject Securities into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Subject Securities, in each case in a manner which is inconsistent with the terms hereof.

2. Agreement to Vote.

(a) Prior to the Expiration Time, at every meeting of the stockholders of the Company called and at every adjournment or postponement thereof, and in any action or approval by written consent of stockholders of the Company, unless otherwise directed in writing by Acquiror, Stockholder shall vote the Subject Securities (i) in favor of the adoption of the Merger Agreement and the other actions contemplated by the Merger Agreement and in favor of any other action reasonably necessary to consummate the Merger; and (ii) against all of the following: (A) approval of any proposal made in opposition to, in competition with the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement; (B) against any Acquisition Proposal (including any Superior Offer); and (C) any merger, reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company (other than the Merger).

(b) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from taking any action in Stockholder’s capacity as a director or officer of the Company (provided, however, if such action constitutes a breach of the Merger Agreement, this Section 2.1(b) shall not be understood to mean that it is not a breach of the Merger Agreement), to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company.

(c) In the event that a meeting of the Stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Subject Securities to be counted as present thereat for purposes of establishing a quorum.

3. Proxy. Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Acquiror a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Expiration Time) with respect to the shares referred to therein (the “Proxy”); and (ii) if applicable, Stockholder shall cause to be delivered to Acquiror an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

4. Representations, Warranties and Other Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Acquiror as follows:

(a) Stockholder: (i) holds of record (free and clear of any restrictions or other Encumbrances that would adversely affect Stockholder’s ability to exercise his, her or its voting power pursuant to this Agreement, grant the Proxy pursuant to this Agreement, or otherwise grant to Acquiror the rights granted hereby and comply with all of the terms hereof) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (ii) is the legal and beneficial owner of the Company Options, Company Warrants, CDIs, restricted stock units and other rights to acquire shares of Company Common Stock (free and clear of any restrictions or other Encumbrances that would adversely affect Stockholder’s ability to exercise his, her or its voting power pursuant to this Agreement, grant the Proxy pursuant to this Agreement, or otherwise grant to Acquiror the rights granted hereby and comply with all of the terms hereof) set forth under the heading “Options and Other Rights” on the signature page hereof (collectively, the “Company Options and Other Rights”); (iii) owns beneficially and not of record (free and clear of any restrictions or other Encumbrances that would adversely affect Stockholder’s ability to exercise his, her or its voting power pursuant to this Agreement, grant the Proxy pursuant to this Agreement, or otherwise grant to Acquiror the rights granted hereby and comply with all of the terms hereof) the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (iv) does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, restricted stock unit, CDIs, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, restricted stock units, warrants and other rights set forth on the signature page hereof. No person not a signatory to this Agreement has a right to acquire or vote any of the securities set forth on the signature page hereof (other than, if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws).

(b) Stockholder has all requisite power, legal capacity and authority to enter into this Agreement and the Proxy and, with respect to the Subject Securities, to grant the rights to Acquiror set forth herein therein and to perform Stockholder’s obligations hereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Acquiror, constitute valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(c) The execution, delivery and performance by Stockholder of this Agreement and the Proxy will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract to which Stockholder is a party or by which any of such Stockholder’s assets is bound; (ii) violate any order, writ, injunction, decree, judgment or any Legal Requirement applicable to Stockholder or any of such Stockholder’s assets; or (iii) result in the creation of any encumbrance or restriction on any of the Subject Securities Owned by Stockholder.

(d) Stockholder agrees that Stockholder will not, in Stockholder’s capacity as a Stockholder of the Company bring, commence, institute, maintain or prosecute any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement; or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

(e) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any approval or other Consent of any Person (other than any Consents that have been obtained prior to the execution and delivery of this Agreement and the Proxy by Stockholder).

5. Waiver. Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement and the Company Board’s actions in approving and recommending the Merger, or to seek damages or other legal or equitable relief in connection therewith.

From and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Acquiror in respect of Stockholder’s ownership of the Subject Securities or status as a Stockholder of the Company or any agreement or instrument with the Company pertaining to the Subject Securities or Stockholder’s status as a stockholder of the Company.

6. Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, with respect to any shares of Company Common Stock Owned by Stockholder, any dissenters’ rights, any rights of appraisal and any similar rights (whether under Legal Requirement or otherwise) in connection with the Merger that Stockholder or any other Person who is the record owner of such shares of Company Common Stock Owned by Stockholder may have by virtue of any shares of such Company Common Stock.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

8. Certain Definitions. For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(b) “Expiration Time” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall have been terminated in accordance with its terms, or (iii) the written agreement of the parties hereto to terminate this Agreement.

(c) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(d) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants, CDIs and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants, CDIs and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership after the date of this Agreement but before the Expiration Time; provided, that any Subject Securities transferred as permitted in Section 1(a)(ii) shall from and after such transfer cease to be Subject Securities of Stockholder (but shall thereafter be “Subject Securities” under the similar Voting Agreement entered into by the transferee of such securities).

9. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Acquiror, to:

LEO Pharma A/S

Industriparken 55

DK – 2750 Bellerup

Attn: Nina Solver Henning

Fax:       45-72263295

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attn:           Glen Y. Sato

Fax: (650) 849-7400

(ii)	if to Stockholder, to the address set forth for the Stockholder on the signature page hereof,

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California St., 12th Floor

San Francisco, CA 94104

Attn:     Douglas N. Cogen

             David K. Michaels

Fax:      (415) 281-1350

(b) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(d) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(e) Specific Performance; Injunctive Relief. The parties hereto agree that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation of this Agreement, Acquiror shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(g) Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity. This Agreement, the Proxy and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (i) constitute an inducement and condition to Acquiror entering into the Merger Agreement, (ii) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (iii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Except as provided in Section 1(a), neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Acquiror, and any such assignment or delegation that is not consented to shall be null and void. This Agreement and the Proxy together with any rights, interests or obligations of Acquiror hereunder, may be assigned or delegated in whole or in part by Acquiror to any affiliate of Acquiror without the consent of or any action by Stockholder upon notice by Acquiror to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns (including, without limitation, any person to whom any Shares are sold, transferred or assigned pursuant to Section 1(a) hereof). All authority conferred herein shall survive the death or incapacity of the Stockholder and in the event of Stockholder’s death or incapacity, any obligation of the Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.

(h) Additional Documents. Stockholder shall execute and deliver any additional documents necessary or desirable in the reasonable opinion of Acquiror to carry out the purpose and intent of this Agreement.

(i) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(j) Remedies Cumulative. Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any Federal court within the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such a Court of Chancery in the State of Delaware or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 10(a) or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof.

(l) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the expenses.

(m) Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Time, and thereafter there shall be no liability or obligation on the part of the Stockholder; provided, that, no such termination shall relieve any party from liability for (i) willful or intentional breach of Section 4 of this Agreement or (ii) any breach of the other sections of this Agreement, prior to such termination.

(n) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o) Stockholder Information. Stockholder hereby agrees to permit Acquiror to publish and disclose in the Proxy Statement (and in any other filings with the Securities and Exchange Commission deemed necessary by Acquiror) Stockholder’s identity and ownership of shares of Company Common Stock and a description of Stockholder’s obligations under this Agreement.

(p) Further Assurances. At any time prior to the Expiration Time, Stockholder shall execute and deliver such additional proxies, consents and other instruments as Acquiror may reasonably request to carry out the purpose and further the intent of this Agreement.

(q) Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Acquiror, on the other. The existence of any claim or cause of action by Stockholder against the Company or Acquiror shall not constitute a defense to the enforcement of any of covenants or obligations of Stockholder under this Agreement. Nothing in this Agreement shall be construed as limiting any of the rights or remedies of Acquiror under the Merger Agreement or any of the rights or remedies of the Company or Acquiror or any of the obligations of Stockholder under any agreement between Stockholder and Acquiror or any certificate or instrument executed by Stockholder in favor of Acquiror; and nothing the Merger Agreement or in any other such agreement, certificate or instrument shall limit any of Stockholder’s obligations, or any of the rights or remedies of Acquiror, under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREAS, the parties hereto have caused this VOTING AGREEMENT to be executed as of the date first above written.

LEO PHARMA A/S

By:
Name:	Gitte P. Aabo
Title:	President and Chief Executive Officer

By:
Name:	John Mehlbye
Title:	Executive Vice-President, Plants & Manufacturing

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREAS, the parties hereto have caused this VOTING AGREEMENT to be executed as of the date first above written.

STOCKHOLDER:

(Print Name of Stockholder)

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Fax Number)

(Print Telephone Number)

SHARES HELD OF RECORD	OPTIONS AND OTHER RIGHTS			ADDITIONAL SECURITIES BENEFICIALLY OWNED
	OPTIONS	WARRANTS	OTHER RIGHTS

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Peplin, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Gitte Aabo and Christian Scheuer of LEO Pharma A/S (“Acquiror”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent of the Stockholder’s rights to do so) with respect to: (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy; and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire of record on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by the Stockholder with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 2(a) of the Voting Agreement (as defined below) are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 2(a) of the Voting Agreement until after the Expiration Time.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for Stockholder’s performance under, the Voting Agreement, dated as of the date hereof, between Acquiror and the Stockholder (the “Voting Agreement”), and is granted in consideration of Acquiror entering into the Agreement and Plan of Merger, dated as of the date hereof, among Acquiror, Plant Acquisition Sub, Inc., a wholly-owned subsidiary of Acquiror, and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Time (as defined in the Voting Agreement). Capitalized terms used in this Proxy and not defined in this Proxy have the meanings set forth in the Voting Agreement.

Each of the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Expiration Time at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(i) in favor of the adoption of the Merger Agreement and the other actions contemplated by the Merger Agreement and in favor of any other action reasonably necessary to consummate the Merger; and

(ii) against all of the following: (A) approval of any proposal made in opposition to, in competition with the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, (B) against any Acquisition Proposal (including any Superior Offer); and (C) any merger, reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company (other than the Merger).

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this proxy is invalid or unenforceable, the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified.

Dated: _____, 2009

STOCKHOLDER

Signature

Number of shares of common stock of the Company owned of record as of the date of this proxy: